EXHIBIT 5
Briggs and Morgan
Professional Association
2200 IDS Center
Minneapolis, MN 55402
(612) 977-8400
May 12, 2011
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
Re:	Caribou Coffee Company, Inc. Registration Statement on Form S-8 Amended and Restated 2005 Equity Incentive Plan
Ladies and Gentlemen:
     In connection with the registration on Form S-8 under the Securities Act of an additional 1,000,000 shares of common stock to be issued under the Caribou Coffee Company, Inc. Amended and Restated 2005 Equity Incentive Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Caribou Coffee Company, Inc.
     We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,
/s/ BRIGGS AND MORGAN,
Professional Association